Exhibit 99.1

GTx Prices Public Offering of Common Stock
Memphis, Tenn., October 11, 2005 — GTx, Inc. (Nasdaq: GTXI) today announced the pricing of an underwritten public offering of 5,500,000 shares of its common stock at a price to the public of $7.80 per share. All of the shares are being offered by GTx pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission.
Lazard Capital Markets LLC and SG Cowen & Co., LLC are acting as joint book-running managers of the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 825,000 shares of common stock from GTx to cover over-allotments, if any.
This press release does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The shares of common stock may only be offered by means of a prospectus, including a prospectus supplement, forming part of the effective registration statement. Printed copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained, when available, from Lazard Capital Markets LLC, Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, monica_castillo@adp.com, or SG Cowen & Co., LLC, Prospectus Department, 1221 Avenue of the Americas, 6th Floor, New York, New York 10020 (or through ADP by fax at (631) 254-7268). The final prospectus supplement and accompanying base prospectus relating to the offering will also be filed with the SEC, and will be available on the SEC’s website at http://www.sec.gov.
About GTx
GTx is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics for cancer and serious conditions related to men’s health. GTx’s lead drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens, two essential classes of hormones. GTx, headquartered in Memphis, Tenn., currently has four clinical programs.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements, including, without limitation, statements related to the completion of the proposed sale of common stock. These forward-looking statements are based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and other important factors, which include, without limitation, risks and uncertainties related to satisfaction of closing conditions related to the public offering and other risks detailed from time to time in GTx’s SEC filings, including its current report filed on Form 8-K with the SEC on September 16, 2005 and other filings with the SEC from time to time. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.